Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 13, 2014
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM ADOPTS TAX BENEFIT PRESERVATION PLAN
TO PROTECT ITS NET OPERATING LOSS CARRYFORWARDS

WILL SUBMIT THE PLAN FOR STOCKHOLDER APPROVAL
AT THE 2014 ANNUAL MEETING

ST. PAUL, Minn (02/13/14) – Aetrium Incorporated (Nasdaq:ATRM) today announced that its Board of Directors has adopted a Tax Benefit Preservation Plan (the “Plan”) designed to preserve the value of its significant net operating loss carryforwards (“NOLs”) in relation to the potential limitations under Section 382 of the Internal Revenue Code. Aetrium intends to seek stockholder approval of the Plan at its 2014 annual meeting of stockholders.

Aetrium had federal NOLs totaling approximately $76 million as of December 31, 2012. Pursuant to U.S. federal income tax rules, Aetrium's use of those tax assets could be substantially limited if the Company experiences an “ownership change” (as defined in Section 382 of the Internal Revenue Code). In general, an ownership change occurs if there is a cumulative change in Aetrium's ownership by “5 percent shareholders” that increases by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis. The Company noted that the Plan is designed to serve the interests of all stockholders by helping to protect the Company's ability to use its net operating losses to offset future tax liabilities and is similar to plans adopted by many other public companies with significant tax attributes.

Jeff Eberwein, Chairman of the Board of Directors, stated, “The Company has a significant asset in its NOLs and the Board took this prudent step to protect this asset. We hope to generate net income in the future and we want to be able to utilize this valuable NOL-related tax asset to offset the tax liabilities that will be created from that net income. The Plan is the latest in a series of strategic initiatives that are designed to maximize value to all our stockholders.”

In connection with the adoption of the Plan, the Board of Directors has declared a non-taxable dividend of one preferred share purchase right (a “Right”) for each outstanding share of Aetrium common stock to the Company's stockholders of record as of the close of business on February 24, 2014. After the Plan takes effect, any person or group that acquires beneficial ownership of 4.99% or more of the Company's common stock without Board approval would be subject to significant dilution in the ownership interest of that person or group. Stockholders who currently own 4.99% or more of the outstanding shares of Aetrium common stock will not trigger the preferred share purchase rights unless they acquire additional shares.

The Rights expire on the earliest of (i) 5:00 p.m., New York time, on the date that the votes of the stockholders of the Company, with respect to the Company's 2014 Annual Meeting of Stockholders are certified, unless the continuation of the Rights is approved by the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy and voting on such matter at the Company's 2014 Annual Meeting of Stockholders (or any adjournment or postponement thereof) duly held in accordance with the Company's Bylaws and applicable law; (ii) 5:00 p.m., New York time, on February 13, 2017; (iii) the time at which the Rights are redeemed or exchanged under the Plan; (iv) the repeal of Section 382 or any successor status and the Board's determination that the Plan is no longer necessary for preservation of the Company's NOLs; or (v) the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward.

The issuance of the Rights will not affect Aetrium's reported earnings per share, nor is it taxable to Aetrium or its stockholders.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Aetrium will file with the Securities and Exchange Commission.

About Aetrium

Aetrium, based in North St. Paul, Minnesota, is a supplier of handling equipment used by the worldwide semiconductor industry to test ICs. The company's products are used by customers to improve efficiency and provide thermal environments for devices during test, including MEMS test environments. Aetrium's common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Forward-Looking Statements

Certain matters in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2012.